Exhibit 99.1

Oasis Petroleum Inc. Announces Acquisitions of Approximately 161,000 Net Acres in the Williston Basin and the Redetermination of Its Borrowing Base to $1.5 Billion

Houston, Texas – September 5, 2013 – Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced that the Company signed four separate and unrelated purchase and sale agreements to acquire certain assets in the Williston Basin totaling approximately 161,000 net acres for $1,515 million. On a combined pro forma basis, Oasis will have approximately 492,000 net acres with recent production of approximately 43,000 barrels of oil equivalent (“Boe”) per day, based on internal operational reports. The following table provides detail on key operational highlights for Oasis and the combined acquisitions.

	Oasis Stand- Alone	Combined Acquisitions	Pro Forma Combined
Approximate net acres (1)	331,000	161,000	492,000
% Held by production (2)	87%	85%	86%
Recent production (Boepd)	33,700	9,300	43,000
Proved reserves (MMBoe) (1)	169.9	45.7	215.6
Proved reserves (PV-10 in $MM) (1)	$4,007.4	$882.9	$4,890.3
Operated working interest (2)	69%	65%	68%
Operational control of net locations (2)	91%	91%	91%
Operating spacing units (2)	280	119	399
Gross operated inventory (2)	2,020	854	2,874
Net operated and non-operated inventory (2)	1,532	618	2,150

(1)	As of 6/30/13 for both Oasis Stand-Alone and Combined Acquisitions
(2)	As of 12/31/12 for Oasis Stand-Alone and represents current estimates for Combined Acquisitions

“These acquisitions add high quality acreage in the heart of the Bakken and Three Forks play, providing incremental scale to our premier position in the Williston Basin,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “As we enter full development mode, our size and scale will continue to drive growth, efficiencies and shareholder value. We believe that these transactions are consistent with our growth strategy, as we deliver incremental value without diluting our high quality asset base.”

Mr. Nusz added, “We are currently operating 11 rigs and the sellers are operating two rigs, which we believe keeps acquisition production levels relatively flat through the end of 2013. We expect to accelerate development across our overall combined position next year, increasing to 15 to 16 operated rigs by the end of 2014. As of June 30, 2013, we had approximately 331,000 net acres and these acquisitions increase our overall acreage position by almost 50% to 492,000 net acres. We are not only excited about the near-term value of this deal, but the outlook over the long-term is extremely compelling.”

Borrowing Base Redetermination

Oasis also announced today that the lenders under its revolving credit facility completed their regular semi-annual redetermination of the borrowing base, resulting in an increase to the borrowing base from $1,250 million to $1,500 million, based on Oasis’ reserves as of June 30, 2013 on a stand-alone basis. Additionally, Oasis added four new lenders to the bank group. As of September 4, 2013, Oasis had $100.0 million of borrowings under its revolving credit facility and $5.2 million of letters of credit, which reduces the borrowing capacity of the revolving credit facility. As of September 4, 2013, the Company had cash and cash equivalents of $198.6 million.

Details for Acquisitions

Oasis signed a purchase and sale agreement to acquire certain assets, including approximately 136,000 net acres in and around its position in North Dakota in its West Williston project area (the “West Williston Acquisition”) for

$1,450 million. Of the approximate 136,000 net acres, approximately 91,000 net acres have no depth limitations. Oasis also signed three other unrelated purchase and sale agreements to acquire certain assets in East Nesson (the “East Nesson Acquisitions”) totaling 25,000 net acres, in the aggregate, for $65 million. The four acquisitions are expected to close in early October 2013 and are subject to the completion of customary due diligence and closing conditions. The effective date for the West Williston Acquisition is April 1, 2013. The effective dates for the East Nesson Acquisitions are all July 1, 2013. All agreements are subject to any purchase price adjustments to be calculated as of the closing date.

The following table provides detail on key operational highlights for the West Williston Acquisition and the East Nesson Acquisitions.

	West Williston Acquisition	East Nesson Acquisitions
Approximate net acres	136,000	25,000
% Held by production	97%	39%
Recent production (Boepd)	9,000	300
Proved reserves (MMBoe)	43.9	1.8
Proved reserves (PV-10 in $MM)	$838.6	$44.3
Operated working interest	67%	57%
Operational control of net locations	91%	90%
Operating spacing units	99	20
Gross operated inventory	702	152
Net operated and non-operated inventory	514	104

Proved Reserves as of June 30, 2013

The following table presents summary data with respect to estimated net proved oil and natural gas reserves for Oasis, the West Williston Acquisition and the East Williston Acquisitions as of June 30, 2013. The reserve estimates presented in the table below for (i) Oasis Stand-Alone are based on internal estimates, 93% of which were audited by DeGolyer and MacNaughton (“D&M”), independent reserve engineers, (ii) the West Williston Acquisition are based on reports prepared by D&M, and (iii) the East Nesson Acquisitions are based on internal estimates.

	Oasis Stand- Alone	West Williston Acquisition	East Nesson Acquisitions	Pro Forma Combined
Estimated proved reserves: (1)
Oil (MMBbls)	150.9	35.9	1.5	188.3
Natural gas (Bcf)	114.2	47.9	1.7	163.8
Total estimated proved reserves (MMBoe)	169.9	43.9	1.8	215.6
Percent oil	89%	82%	84%	87%
PV-10 (in millions)	$4,007.4	$838.6	$44.3	$4,890.3
Estimated proved developed reserves:
Oil (MMBbls)	72.8	14.6	1.1	88.5
Natural gas (Bcf)	54.7	17.9	1.4	74.0
Total estimated proved developed reserves (MMBoe)	81.9	17.6	1.3	100.8
Percent proved developed	48%	40%	72%	47%
PV-10 (in millions)	$2,576.8	$489.3	$35.1	$3,101.2
Estimated proved undeveloped reserves:
Oil (MMBbls)	78.1	21.3	0.5	99.9
Natural gas (Bcf)	59.5	30.0	0.3	89.8
Total estimated proved undeveloped reserves (MMBoe)	88.0	26.3	0.5	114.8
PV-10 (in millions)	$1,430.6	$349.3	$9.3	$1,789.2

(1)	The estimated net proved reserves and related future net revenues and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic average first-day-of-the-month prices for the prior twelve months were $91.53/Bbl for oil and $3.44/MMBtu for natural gas as of June 30, 2013. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

Hedging Activity

As of September 4, 2013, the Company had the following outstanding commodity derivative contracts, all of which are priced off of NYMEX West Texas Intermediate (“WTI”) crude oil index prices and settle monthly:

		Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Total Barrels
2013
Swaps	Sep - Dec				$95.40	8,000	976,000
Two-Way Collars	Sep - Dec		$86.82	$97.75		5,500	671,000
Two-Way Collars	Oct - Dec		$100.00	$110.75		2,000	184,000
Three-Way Collars	Sep - Dec	$65.92	$92.45	$111.45		6,130	747,860
Put Spread (No Ceiling)	Sep - Dec	$71.03	$91.03			4,870	594,140

Total 2013 Hedges		$68.18	$90.98	$105.63	$95.40		3,173,000

Implied total volume hedged (BOPD) for balance of 2013						26,008

2014
Partial Year
Swaps	Jan-Jun				$98.69	2,000	362,000
Three-Way Collars	Jan-Jun	$70.00	$90.00	$103.98		2,000	362,000
Full Year
Swaps	Jan-Dec				$93.07	3,500	1,277,500
Swaps with sub-floor	Jan-Dec	$70.00			$92.60	6,000	2,190,000
Two-Way Collars	Jan-Dec		$90.00	$94.90		1,000	365,000
Three-Way Collars	Jan-Dec	$70.59	$90.59	$105.25		8,500	3,102,500

Total 2014 Hedges		$70.32	$90.48	$104.14	$93.33		7,659,000

Implied total volume hedged (BOPD) for 2014						20,984

Conference Call Details

Oasis will host a conference call to discuss the acquisitions on Thursday, September 5, 2013 at 9:00 a.m. Central Time. Slides relating to the acquisitions that will be covered on the call will be available on the Company’s website.

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Thursday, September 5, 2013
Time:	9:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	54145452
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Thursday, September 12, 2013 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	54145452

The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the Company’s ability to complete the West Williston and East Nesson Acquisitions, the Company’s ability to integrate acquired properties into its existing business, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director - Finance